Exhibit (a)(1)(C)

Offer To Purchase

All Outstanding Shares of Common Stock

of

ULTRALIFE CORPORATION

a Delaware corporation

at

$16.00 per share, payable in cash

Pursuant to the Offer to Purchase dated October 28, 2026

by

ENERSYS MERGERSUB INC.

a wholly owned subsidiary of

ENERSYS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME,

ON DECEMBER 3, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED

(SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

October 28, 2026

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by EnerSys Mergersub Inc., a Delaware corporation (which we refer to as “Merger Sub”) and a wholly owned subsidiary of EnerSys, a Delaware corporation (which we refer to as “EnerSys” or “Parent”), to act as Information Agent in connection with Merger Sub’s offer to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined in the Offer to Purchase, any and all of the outstanding shares of common stock, par value $0.10 per share (which we refer to as the “Shares”), of Ultralife Corporation, a Delaware corporation (which we refer to as “Ultralife” or “Company”), in exchange for $16.00 per Share, payable in cash, without interest and subject to reduction for any applicable withholding taxes (which we refer to as the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 28, 2026 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF ULTRALIFE HAS UNANIMOUSLY (I) DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, ULTRALIFE AND ITS STOCKHOLDERS, (II) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT, (III) RESOLVED THAT THE MERGER WILL BE EFFECTED UNDER SECTION 251(H) OF THE DGCL AND (IV) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF ULTRALIFE ACCEPT THE OFFER AND TENDER THEIR SHARES TO MERGER SUB PURSUANT TO THE OFFER (THE “COMPANY RECOMMENDATION”), IN EACH CASE ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE MERGER AGREEMENT.

The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 15 of the Offer to Purchase. Under no circumstances will EnerSys or Merger Sub pay interest on the Offer Price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9; and

3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on December 3, 2026, unless the Offer is extended or earlier terminated.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 27, 2026 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), among EnerSys, Merger Sub and Ultralife. The Merger Agreement provides, among other things, that if the Offer is consummated, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Ultralife (the “Merger”) without a vote of the stockholders of Ultralife in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Ultralife continuing as the surviving corporation (the “Surviving Corporation”) in the Merger. As a result of the Merger, Ultralife will cease to be a publicly traded company and will become a wholly owned subsidiary of EnerSys.

For Shares to be properly tendered and accepted for purchase pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be timely received by Equiniti Trust Company, LLC, a New York limited liability trust company (the “Depositary”), at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Certificates evidencing tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.

Neither EnerSys nor Merger Sub will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Tendering stockholders who are record owners of their Shares and who tender Shares directly to Equiniti Trust Company LLC, a New York limited liability trust company, the Depositary and paying agent for the Offer (which we refer to as the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,

D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of EnerSys, Merger Sub, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor,

New York, NY 10005

Stockholders may call toll free: (866) 388-7535

Banks and Brokers may call collect: 212-931-0845